Exhibit 10.25

HNI CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN

DEFERRAL ELECTION AGREEMENT

Applies Only to Compensation Earned in, or for Performance Periods Beginning in, _____

This Deferral Election Agreement (this "Agreement") is made by and between HNI Corporation (the "Corporation") and _____________________________ (print name) (the "Member") on the date below.  The Corporation has established a nonqualified deferred compensation plan, the HNI Corporation Executive Deferred Compensation Plan (the "Plan"), for the benefit of certain members of the Corporation who are eligible to participate in the Plan according to the terms of the Plan document.  The Plan permits an eligible member to defer a percentage of his/her Base Salary, as well as his/her compensation under the HNI Corporation Annual Incentive Plan ("AIP") and HNI Corporation Supplemental Income Plan ("SIP") (collectively, "Compensation").  The deferral for the Plan year commencing ______________ (the "Current Election Year") is made by entering into this Agreement with the Corporation.  Capitalized terms used but not defined in this Agreement have the meaning given in the Plan.

The Corporation and the Member agree as follows:

1.           Compensation Reduction Election.  The Corporation will reduce the amount of the Member's Base Salary otherwise payable to the Member in the Current Election Year, and/or the amount payable to him/her under the AIP and SIP for services performed in the Current Election Year and will credit these amounts to the Member's Account under the Plan according to the Member's elections in Section 4 below.

2.           Accounts.   The Corporation will maintain two Accounts under the Plan, the Cash Account and the Stock Account.  The Cash Account will be credited with interest at Prime Rate plus one percentage point.  The Stock Account will be held in stock units.  Each stock unit will be equal to a share of common stock of the Corporation ("Stock") and will be credited with reinvested dividends as if actually held in the form of Stock.  The Member may elect to have any Compensation (permitted to be deferred under this Agreement) that otherwise (but for this Agreement) would have been paid to the Member in the form of cash, credited to the Stock Account and held in the form of stock units or credited to the Cash Account.  Compensation deferred under this Agreement that would otherwise be paid to the Member in the form of Stock will automatically be credited to the Stock Account and held in stock units.

3.           Manner of Distribution of Accounts.  All distributions from the Cash Account will be made in cash.  All distributions from the Stock Account will be made in Stock.  The Member may elect when and how amounts credited under this Agreement will be distributed.  Distributions may be made in a single lump sum or substantially equal annual installments over a period of years, as elected by the Member.

4.           Member's Election for Current Election Year.  Please fill in all applicable blanks (showing "0" if no amount will be deferred) and check all applicable boxes below to complete the election.

a.	Amount Deferred

i.             Base Salary

The Member elects to defer that portion of Base Salary otherwise payable to him/her in cash for services performed by the Member in the Current Election Year to be credited to the Member's Cash Account and/or Stock Account as follows:

Cash Account:  _____% (Insert percent) of total Base Salary
Stock Account:  _____% (Insert percent) of total Base Salary
(together, can be no more than 100%)

ii.            AIP Compensation

1)           Deferral from Cash Compensation.  The Member elects to defer that portion of AIP Compensation otherwise payable to him/her in cash for services performed in the Current Election Year to be credited to the Member's Cash Account and/or Stock Account as follows:

Cash Account:  _____% (Insert percent)
Stock Account:  _____% (Insert percent)
(together, can be no more than 100%)

2)           Deferral from Stock Compensation.  The Member elects to defer that portion of AIP Compensation otherwise payable to him/her in Stock for services performed in the Current Election Year to be credited to the Member's Stock Account as follows:

Stock Account:  _____% (Insert percent)

iii.           SIP Compensation

1)           Deferral from Cash Compensation.  The Member elects to defer that portion of SIP Compensation otherwise payable to him/her in cash for services performed in the Current Election Year to be credited to the Member's Cash Account and/or Stock Account as follows:

Cash Account:  _____% (Insert percent)
Stock Account:  _____% (Insert percent)
(together, can be no more than 100%)

2)           Deferral from Stock Compensation.  The Member elects to defer that portion of SIP Compensation otherwise payable to him/her in Stock for services performed in the Current Election Year to be credited to the Member's Stock Account as follows:

Stock Account:  _____% (Insert percent)

b.	When/How Distributions Are Made

Distribution from the Cash Account will be made in the form of cash.  Distributions from the Stock Account will be made in the form of Stock, which will be delivered to the Corporation's transfer agent and placed in a direct registration account in the Member's name unless the Member notifies the Corporation in sufficient time to coordinate a different share delivery method.  All distributions from the Plan will be made on the 3rd Monday of January. Distributions from both the Cash Account and the Stock Account will be made as follows:

i.             Distribution Date: [Select one]

☐           Separation from Service

☐	Commencement date: Distribution from the Cash Account and/or Stock Account will commence in _____. [Specify year in which distributions will begin, may be no earlier than _____.]

ii.            Form of Distribution:  [Select one]

☐           Lump sum

☐	Substantially equal annual installments over ___ [Insert number, not to exceed 15] years

Note:  You may change the time and form of distribution of an Account only under limited circumstances, generally requiring an additional 5-year deferral of your benefit commencement date.

The Corporation reserves the right to amend the Plan in any manner and to terminate the Plan and, to the extent permitted by Section 409A of the Internal Revenue Code and other applicable law, require an immediate distribution of all Accounts.

5.           The above deferral elections are based on the assumption the Corporation will continue its established practice of paying:

•	100% of the AIP award in cash; and
•	100% of the SIP award in Stock.

If any of the above Compensation items should be paid according to a different method (for example, 100% of the AIP award is actually paid in Stock), the Corporation will adjust the amount deferred in Stock or cash (as the case may be) under this Agreement so the dollar amount of the total deferral is the same as if the Corporation paid Compensation according to the established practice described above.

6.           The Member understands this Agreement is subject to all of the terms and conditions of the Plan and acknowledges the Member has either read, or been given the opportunity to read, the Plan.  In particular, the Member understands there are some exceptions to the payment terms described above.  For example, if the Member Separates from Service for reasons other than Retirement, payment of the Member's Account will generally be made in a lump sum at Separation from Service, and a single lump-sum distribution will be made in the event of a Change in Control.

7.           The Member understands if he or she is a "specified employee" within the meaning of Section 409A of the Internal Revenue Code, any distribution that is otherwise to begin on his or her Separation from Service will be delayed for six months to comply with applicable tax law.

8.           The Member acknowledges that in making the decision to defer Compensation under the Plan, the Member has not relied upon any financial or tax advice provided by the Corporation, and the Member understands the Corporation has not received a ruling or determination from the Internal Revenue Service as to the effect of the deferral on the Member's income or employment tax liability.

9.           Except as permitted by the Plan and applicable law or deemed advisable by the Corporation in order to preserve the intended tax consequences of the Plan, this Agreement, once made, may not be revoked.  It is binding upon, and will inure to the benefit of, the Member, the Member's beneficiaries, heirs and personal representatives, the Corporation and its successors and assigns.

Dated this ___ day of _________________, _____.

MEMBER:

Received and accepted by HNI Corporation this _______ day of_________________, _____.

HNI Corporation

By:
Name:
Title: